Execution Copy

INTERNATIONAL RIGHTS PURCHASE AGREEMENT

THIS INTERNATIONAL RIGHTS PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of March 26, 2014, (the “Effective Date”), and is by and between, Manchester Pharmaceuticals LLC, a California limited liability company (including any permissible assignees of Seller hereunder, “Seller”), and, Retrophin Therapeutics International, LLC, a Delaware limited liability company (“Purchaser”).

STATEMENT

Seller owns certain rights, titles and interests and related trademarks to certain pharmaceutical products that contain the active ingredients chenodiol or mecamylamine, each of which is referred to as a “Product,” and are collectively referred to as the “Products.”

Seller desires to sell and assign to Purchaser, and Purchaser desires to acquire from Seller, all of Seller’s rights, titles and interests and related goodwill in, to and under the Products (such rights, the “International Rights”), worldwide other than the United States of America and its territories and possessions (the “International Territory”), including, for the avoidance of doubt, the Commonwealth of Puerto Rico in the International Territory, in consideration of the payments set forth below and in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and covenants contained herein and for good and valuable consideration, it is agreed as follows:

1.           Payments.  In consideration of the payment and delivery from Purchaser to Seller of (i) Three Million Two Hundred Thousand Dollars ($3,200,000) (the “Initial Purchase Payment”), which shall be paid as set forth in Paragraph 2 hereof, and (ii) the International Contingent Purchase Price Payments (as defined in Paragraph 4 hereof), which shall be paid as set forth in Paragraph 4 hereof, Seller agrees to transfer, assign, and set over to Purchaser all of Seller’s right, title and interest in and to the International Rights, which International Rights shall include, without limitation, any and all contract rights, rights to payment, intellectual property rights (including trademarks and rights to sue for infringement thereof) and all other rights derived from, relating to or arising out of the Products in the International Territory.  In connection with Purchaser’s acquisition of the International Rights, Seller agrees to cooperate with Purchaser and execute and deliver to Purchaser such other documents as may be necessary to vest in Purchaser all of Seller’s right, title and interest in, to and under the International Rights existing as of the Effective Date (including, without limitation, any trademarks or other intellectual property assignments).

2.           Timing of Initial Purchase Price Payment.  Concurrent with the execution and delivery of this Agreement, Purchaser shall deliver the Initial Purchase Price Payment to Seller by wire transfer of immediately available funds to an account of Seller in accordance with instructions as Seller will have provided to Purchaser.

3.           Preservation and Maintenance of International Rights.  Following the execution and delivery of this Agreement, Purchaser will assume all responsibility for preserving and maintaining (or ceasing the preservation and maintenance, at is discretion, of) applications and registrations of the International Rights existing as of the Effective Date and Seller shall provide all reasonable assistance and cooperation at Purchaser’s expense.

4.           International Contingent Purchase Price Payments.

(a)           In consideration of the foregoing, Purchaser shall, and shall cause any Affiliate, licensee or sublicensee of Purchaser with respect to the Products and the Derived Products in the International Territory, or any party acquiring rights, directly or indirectly from Purchaser, to market and sell the Direct Products or the Derived Products in the International Territory, to pay to Seller contingent purchase payments (each an “International Contingent Purchase Price Payment”), as applicable, equal to (i) ten percent (10%) of the aggregate Net Sales (as defined in Paragraph 8 below) in the International Territory of any pharmaceutical products (1) containing the active pharmaceutical ingredients chenodiol  or mecamylamine, including, but not limited to, the Company’s Chenodal (containing the active pharmaceutical ingredient chenodiol) and Vecamyl (containing the active pharmaceutical ingredient mecamylamine) products (the “Direct Products”) and (2) the sale and marketing of which does not require the submission of a new drug application or any similar filing with any governmental authority in the International Territory, as determined on a country-by-country basis, and (ii) five percent (5%) of the aggregate Net Sales in the International Territory of any pharmaceutical products (1) derived from the Direct Products or otherwise incorporating the active pharmaceutical ingredients of the Direct Products or chemical derivatives thereof and (2) the sale and marketing of which in a particular country or countries in the International Territory (but only with respect to that country or countries)  requires one or more original clinical studies to be performed by or for Purchaser as a requirements to support the submission of a new drug application or similar filing with any governmental authority in such country or countries in the International Territory (the “Derived Products”).  For the avoidance of doubt, the parties agree that bioavailability or bioequivalence studies are not considered clinical studies for purposes of the above definition of Derived Products.

(b)           Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to deduct and withhold from the International Contingent Purchase Price Payments otherwise payable pursuant to Section 4(a), such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable law.  Any such withheld amounts shall be paid over to the appropriate governmental authority and written receipts of such payments or other evidence of such payments reasonably satisfactory to Seller shall be submitted to Seller.  Seller shall provide to Purchaser any forms or other documentation reasonably requested by Purchaser from time to time in order to establish exemption from or reduction in the rate of any required withholdings.

5.           Payment of International Contingent Purchase Price Payments.  Each calendar quarter during the term hereof, Purchaser shall pay to Seller (or Seller’s assignee) the International Contingent Purchase Price Payment earned for such period in accordance with the following schedule: the payment for January, February and March of each year shall be due May 15th; the payment for April, May and June shall be due August 15th; the payment for July, August and September shall be due November 15th; and the payment for October, November and December shall be due February 15th of the following calendar year; provided, however, that in the event any such date falls on a weekend or holiday, the payment shall be due on the next Business Day (as defined below). All payments required hereunder shall be made in United States dollars by check or by wire transfer of immediately available funds to the account of Seller in accordance with such instructions Seller may, from time to time, provide to Purchaser.  Purchaser shall, on the foregoing dates based on the amounts and calculations set forth in the International Contingent Purchase Price Payment Report (as defined in Paragraph 6 below), showing the applicable exchange rate into United States Dollars as of the last Business Day of the calendar quarter for which the International Contingent Purchase Price Payment is being made, make such International Contingent Purchase Price Payment notwithstanding any dispute or disagreement Seller may have communicated to Purchaser, or any action being taken pursuant to Paragraph 7 hereof to resolve such dispute, with respect to any prior International Contingent Purchase Payment Report and any International Contingent Purchase Price Payment due with respect thereto. Any amounts that may be owed to Seller following resolution of any such dispute shall be paid to Seller in accordance with this Agreement.  For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

6.           International Contingent Purchase Price Payment Reports.  Within forty-five (45) days after the end of each calendar quarter during the term hereof, Purchaser shall deliver a written report (the “International Contingent Purchase Price Payment Report”) to Seller setting forth for such calendar quarter (i) the quantity of each Direct Product and/or Derived Product sold by Purchaser or any Affiliate, licensee or sublicensee of Purchaser in the International Territory (or any party acquiring rights, directly or indirectly from Purchaser, to market and sell the Direct Products or the Derived Products in the International Territory), to Customers (as such term is defined below), (ii) the invoiced dollar amount of each such Direct Product or Derived Product, broken down by brand for each month and specific country in which such sales took place during such quarter, (iii) the aggregate Net Sales thereof and (iv) the amount of International Contingent Purchase Price Payment payable with respect thereto, including the calculation thereof, and pay such International Contingent Purchase Price Payment.

7.           Audit Right and Disputes.

(a)           During the term hereof and for a period of two (2) years following the end of the calendar quarter to which they pertain, the records and the books of account of Purchaser with respect to the sales of the Direct Products and any Derived Products shall be available for audit by Seller and its representatives, during normal business hours, upon not less than ten (10) Business Days advance notice, and shall be made by Seller at its own expense, subject to the Seller entering into a confidentiality agreement provided by Purchaser in substantially the form annexed hereto as Exhibit A.  All such audits shall be at Purchaser’s principal place of business, during Purchaser’s regular business hours, and in a manner that does not unreasonably interfere with Purchaser’s business operations.  Any such audit shall be at the sole expense of Seller, unless a variation or error in excess of Five Percent (5%) of the payments actually paid is discovered in the course of any such audit, whereupon all costs relating thereto shall be paid by Purchaser, subject to the verification procedure described herein.  Purchaser shall pay to Seller within twenty (20) days of receiving notice from Seller the full amount of any underpayment, together with interest thereon at an annual rate equal to the lesser of (i)  the three-month London Interbank Offered Rate, as reported by the Wall Street Journal on the Business Day immediately preceding the date on which interest begins to accrue in accordance with the terms of this Agreement, plus five percent (5.00%) or (ii) the maximum rate permitted under applicable law. If Purchaser disagrees with the determination by Seller that an underpayment has been made by Purchaser, Purchaser shall within ten (10) days after receipt of the notice from Seller of the underpayment so inform Seller and the matter shall promptly and in good faith be referred by both parties to a mutually acceptable international public accounting firm for an independent verification of which party’s view is correct, which referral shall take place no later than twenty (20) days after the date of Purchaser’s notification to Seller that Purchaser believes that Seller’s determination is in error.  The compensation for such   international public accounting firm shall be paid by the party whose view is not verified or upheld by the international public accounting firm.

(b) Notwithstanding anything herein to the contrary, Seller shall not be entitled to exercise the audit rights provided under this Paragraph 7 more than once during any twelve (12) month period.

8.           Computation of Net Sales.

(a)
For purposes hereof, “Net Sales” with respect to any calendar quarter of the International Contingent Purchase Price Payment Period means the full invoiced price for all Direct Products and any Derived Products, respectively (“Gross Sales”), sold in the International Territory to any non-Affiliated third party purchaser of the Direct Products or the Derived Products from Purchaser or an Affiliate of Purchaser (each, a “Customer”),  less the following deductions (all of which shall be permitted to the extent customary in the trade and supported by reasonable written documentation provided by Purchaser in the quarterly International Contingent Purchase Price Payment Report):

(i)      transportation and insurance charges and allowances, if any, related to the delivery of the Direct Products and Derived Products to customers;

(ii)      normal trade, volume and cash discounts, including retroactive price reductions, pertaining to the sale of the Direct Products and Derived Products;

(iii)              any service fees actually paid to customers as a requirement for the stocking and subsequent re-distribution of the Direct Products and Derived Products;

(iv)              credits, allowances or refunds given or made to customers for rejection, damage, defect, recall or return of the Direct Products and Derived Products to Purchaser by customers;

(v)      sales and excise, value added and other taxes (other than income taxes) or other governmental charges including, but not limited to, levies, duties or charges, imposed upon the amounts billed for the Direct Products and the Derived Products, as adjusted for rebates and refunds or duties that fall due or are absorbed or otherwise imposed on or paid by Purchaser on sales of Direct Products and Derived Products and other governmental charges imposed upon the importation, transportation, use or sale of the Direct Products and Derived Products;

(vi)              chargebacks and rebates to third parties in the applicable reporting quarter, including, without limitation, to managed care health organizations, federal and state government agencies, and/or other purchasers of the Direct Products and Derived Products, and group purchasing organization administration fees;

(vii)             the amount of the rebate that is provided or credited with respect to couponing, a patient assistance program, a patient insurance co-pay program or any program designed to provide a discount to the patient for the cost of a prescription for the Direct Products and Derived Products;

(viii)             delayed shipping credits, discounts or payments related to the impact of Direct Product and Derived Product price increases between purchase dates and shipping dates; and

(ix)              fees for service payments to customers for non-separable services (including compensation for maintaining agreed Direct Product and Derived Product inventory levels and providing Product-related information).

(b)           For the avoidance of doubt, deductions to Gross Sales that are specifically prohibited and are not considered allowable deductions include:

(i)      payments, rebates, reimbursements or other consideration of any type whatsoever to non-customers or non-patients;

(ii)      the costs of marketing programs, including, without limitation, couponing, patient assistance programs, patient insurance co-pay programs or any program designed to provide a discount to the patient for the cost of a prescription for the Direct Products and Derived Products, that are not the actual rebate as provided thereby to a patient using the Direct Products or Derived Products; and

(iii)     the cost of goods in the Products and the Derived Products as obtained from Nexgen Pharma, Inc. (or any substitute manufacturer of the Direct Products or the Derived Products, including Purchaser or an Affiliate thereof).

9.             Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as follows:

(a)
Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.  Seller has the requisite limited liability company power and authority to own, operate and lease its properties and carry on its business as now conducted.

(b)
Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on behalf of Seller.  No other limited liability company proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(c)
The execution and delivery by Seller of this Agreement does not, and the performance of Seller obligations hereunder will not (i) conflict with or violate Seller’s Articles of Organization or Seller’s Operating Agreement, (ii) conflict with or violate any law applicable to Seller or by which any property or asset of Seller is bound, (iii) require any consent, notice or waiver under or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, prepayment or cancellation or to a loss of any benefit to which Seller is entitled) under, or result in the triggering of any payments pursuant to (A) any contract, or (B) any permit affecting, or relating in any way to, the assets or business of Seller, or (iv) result in the creation or imposition of any mortgage, lien, charge, option, pledge, security interest, encumbrance, covenant, condition, restriction or other adverse claim or restriction of any kind or nature, whether known or unknown (collectively, “Liens”), on the International Rights.

(d)
None of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of any of the transactions contemplated hereby, or Seller’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any governmental authority or any other person.

(e)	Seller has good, valid title and marketable title to the International Rights, free and clear of all Liens.

10.             Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller as follows:

(a)	Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)
Purchaser has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action on behalf of Purchaser.  No other proceedings on the part of Purchaser are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(c)
The execution and delivery by Purchaser of this Agreement does not, and the performance of Purchaser’s obligations hereunder will not, (i) conflict with or violate Purchaser’s certificate of formation or limited liability company agreement or (ii) conflict with or violate any law applicable to Purchaser.

(d)
None of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of any of the transactions contemplated hereby, or Purchaser’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any governmental authority or any other person.

11.             Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) on the date sent by e-mail of a PDF document (with electronic confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and (d) when delivered by a nationally recognized overnight courier service, prepaid, as shown by the signed receipt of the receiving party, and shall be addressed as follows: if to Seller, to: Kenneth R. Greathouse, 809 Arroyo Road, Los Altos, California 94040 U.S.A., email: kgreat98@yahoo.com, with a copy (which shall not constitute notice) to:  Joseph I. Hirsch, Esq., 4149 Georgia Avenue, Palo Alto, California 94306, U.S.A., email: jihirschpa@comcast.net; and if to Purchaser, to: c/o Retrophin, Inc., 777 Third Avenue, 22nd Floor, New York, New York 10017  U.S.A., Attention: Chief Financial Officer, Facsimile: (646) 861-6485, email: marc@retrophin.com, with a copy (which shall not constitute notice) to: Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022 U.S.A., Attention:  Evan L. Greebel, Esq., Facsimile:  (212) 894-5883, email:  evan.greebel@kattenlaw.com.

12.             Assignment.  The rights of a party under this Agreement shall not be assignable by such party without the written consent of the other party; provided, however, that Seller may assign its right to receive the International Contingent Purchase Price Payments under this Agreement to the members of Seller without the consent of Purchaser; provided, further that Purchaser shall be entitled, without the consent of Seller, to collaterally assign its rights and interests and obligations to any financial institution providing secured debt financing.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, personal representatives, successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto any right, remedy or claim under or by reason of this Agreement.  In the event of a transaction that results in Purchaser no longer being a direct or indirect Affiliate (as defined in the Membership Interest Purchase Agreement of even date herewith) of Retrophin, Inc., Purchaser shall provide prompt written notice of such transaction to Seller at least ten (10) days before such transaction is finalized, which notice shall be under conditions of confidentiality.

13.             Remedies.  All rights and remedies that either party may have hereunder or by operation of law are cumulative and the pursuit of one right or remedy will not be deemed an election to waive or renounce any other right or remedy.

14.             Governing Law.  This Agreement and all matters arising hereunder or in connection herewith shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

15.             Jurisdiction; Waiver of Jury Trial.

(a)
Each of the parties hereto hereby agrees that, other than as provided in Paragraphs 4-8 hereof (which are specifically resolved pursuant to Paragraph 7, any action or proceeding (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law) that it commences against any other party relating to this Agreement shall be heard and determined exclusively in the state or Federal courts located in the County of New York in the State of New York and the appropriate appellate courts therefrom, and in no other. Each of the parties expressly agrees and acknowledges that, other than as set forth in Paragraphs 4-8 hereof (which are specifically resolved pursuant to Paragraph 7), the state or Federal courts located in the County of New York in the State of New York are an appropriate and convenient forum for resolution of any and all actions or proceedings brought pursuant to this Agreement, that it will not suffer any undue hardship or inconvenience if required to litigate in such court, and that such court is fully competent and legally capable of adjudicating any such actions or proceedings. Each party further represents that it has agreed to the jurisdiction of the state or Federal courts located in the County of New York in the State of New York, in respect of any action or proceeding relating to this Agreement (other than as set forth in Paragraphs 4-8 hereof (which are specifically resolved pursuant to Paragraph 7) after being fully and adequately advised by legal counsel of its own choice concerning the procedures and laws applied in such courts and has not relied on any representation by any other party or its affiliates, representatives or advisors as to the content, scope or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction.

(b)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN AS CONTEMPLATED IN PARAGRAPHS 4-8 HEREOF (WHICH ARE SPECIFICALLY RESOLVED PURSUANT TO PARAGRAPH 7). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 16(b).

16.             Entire Agreement.  This Agreement and the documents delivered pursuant to this Agreement contain the entire understanding of the parties with regard to the collective subject matter contained herein, and supersede all other prior agreements, understandings, term sheets, or letters of intent between the parties with respect to the subject matter hereof or thereof.

17.             Severability.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

18.             Amendment.  Any term or provision of this Agreement may be amended or waived, or the time for its performance may be extended, by the party entitled to the benefit thereof.  Any such amendment or waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

19.             Expenses.  Except as otherwise provided herein, each party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and the agreements, documents, and instruments contemplated hereby and to its performance and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants.

20.             Counterparts.  This Agreement and each document to be executed and delivered pursuant to this Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or via email with scanned or PDF attachment, and any such counterpart so executed and delivered via facsimile transmission or via email will be deemed an original for all intents and purposes; except as otherwise prohibited by law in the case of documents that may not be filed with governmental authorities in such format.

21.             Representation by Counsel.  Each of Seller and Purchaser represents that it has had the opportunity to seek separate legal counsel of its own choosing in connection with the preparation, review and execution of this Agreement.

22.             Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Purchaser and Seller have each caused this Agreement to be executed by their duly authorized respective officers as of the date herein.

RETROPHIN THERAPEUTICS	MANCHESTER PHARMACEUTICALS LLC
INTERNATIONAL, LLC

By: /s/ Marc Panoff	By: /s/ Kenneth R. Greathouse
Na me: Marc Panoff	Name: Kenneth R. Greathouse
Title: Manager	Title: Senior Manager and C.E.O.

Retrophin, Inc., the ultimate parent company of
Purchaser, hereby guarantees the obligations set
forth herein of Purchaser and any other Affiliate
of Purchaser to which this Agreement may be
assigned.

RETROPHIN, INC.

By: /s/ Marc Panoff
Name:  Marc Panoff
Title:   Chief Financial Officer

[Signature Page to International Rights Purchase Agreement]